Exhibit 107

Calculation of Filing Fee Table

Form S-1

(Form Type)

Genprex, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Securities to Be Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount to Be Registered (1)	Proposed Maximum Offering Price Per Share (2)	Proposed Maximum Aggregate Offering Price (2)	Fee Rate	Amount of Registration Fee (2)
Securities to Be Registered
Fees to Be Paid	Equity	Shares of Common Stock, $0.001 par value per share	Other	15,000,000	$0.31	$4,650,000	0.00015310	$711.92
	Total Offering Amounts					$4,650,000		$711.92
	Total Fees Previously Paid							–
	Total Fee Offsets							–
	Net Fee Due							$711.92
(1)

Represents 1,186,859 shares of common stock, par value $0.001 per share (“Common Stock”), previously issued to the selling stockholder and up to 13,813,141 shares of Common Stock that are issuable at the option of the registrant pursuant to a purchase agreement with the selling stockholder. The shares will be offered for resale by the selling stockholder. Pursuant to Rule 416(a), there are also being registered an indeterminable number of additional securities as may be issued to prevent dilution resulting from stock splits, stock dividends or similar transactions.

(2)	In accordance with Rule 457(c), based on the average of the high ($0.33) and low ($0.29) prices of the Common Stock on the Nasdaq Capital Market on June 9, 2025.